                                                                       EXHIBIT A

                             CIRCUIT COURT OF OREGON
                                FOR BAKER COUNTY
                              8th Judicial District

State ex rel. STILWELL ASSOCIATES,)
L.P.,                             )
                                  )
                    Relator,      )     No. 01-014
                                  )
           vs.                    )     MEMORANDUM OF OPINION
                                  )
OREGON TRAIL FINANCIAL CORP.,     )
                                  )
                    Defendant.    )

     ORS 34.130 sets forth the proper means of service of a writ of mandamus. If the service complies with ORCP 9B, it is sufficient. Compliance with ORCP 9B creates a manner of service that is impervious to collateral attack. Murray v.
Meyer, 81 OR App 432, 435 (1986). ORS 34.130 also allows that "the court in its discretion may act on a petition regardless of defects in the service of the petition on any adverse party...."

     In a case involving defects in service pursuant to ORCP 7, the court in
Lake Oswego Review v. Steinkamp, 298 OR 607, 614 (1985), stated that such failure to comply is disregarded if the failure "does not materially prejudice the substantive right of the party against whom summons was issued." Since ORCP
9B sets forth actual service requirements whereas ORCP 7 only requires adequate notice, it follows that this court should determine if a substantive right of
Defendant is materially prejudiced before exercising its discretion to disregard any defect in service to Defendant.

     On 3 January 2001 Kenneth Roberts of the law firm FOSTER PEPPER &
SHEFELMAN LLP wrote and faxed a letter to Relator stating that "this firm represents Oregon Trail Financial Corp." However, on 4 January 2001 in answer to a direct question he told counsel for Relator that he and his firm were not general counsel for Defendant and were not authorized to accept service on behalf of Defendant of the Petition for the Alternative Writ of Mandamus the
Relator informed him Relator intended to file the next day in the Baker County
Circuit Court. Mr. Neupert, counsel for Relator, acknowledges this fact in his affidavit, however, Relator apparently chose to ignore it.

     On 5 January 2001 Relator filed the petition without serving Defendant. Nor had Relator served FOSTER PEPPER & SHEFELMAN LLP at the time the petition was filed with the court. Nor did Relator tell the court or Ms. Arellano, an attorney from Mr. Robert's firm, when Relator requested a telephonic hearing that Relator knew that Ms. Arellano and her firm were not authorized to accept service. Service occurred with Ms. Arellano during a recess from the hearing.
However the evidence shows she did not know that Defendant had not authorized her firm to accept service for Defendant or that Relator was already aware of this fact.

     The requirements of service pursuant to ORCP 9B are not difficult. Yet the prejudice to Defendant in this case is great. On 4 January 2001 Relator was told that Defendant would decide who it would retain as counsel if a petition was filed. Relator's actions forced Defendant to use FOSTER PEPPER & SHEFELMAN
LLP rather than make a thoughtful choice once Defendant was properly served.
This right had been specifically reserved by Defendant.

     Furthermore, ORS 34.130(3) mandates the court to allow the writ once the petition is filed. Because Relator did not disclose that FOSTER PEPPER &
SHEFELMAN LLP was not authorized to accept service for Defendant, the court issued an Alternative Writ of Mandamus at a time that issuance was not required.
Defendant correctly points out that Relator used the issuance of the writ for the purpose of media publication in painting Defendant in a negative light.

     It is the finding of this court that Relator did not properly serve the petition for an Alternative Writ of Mandamus on Defendant and that it would be an improper exercise of the court's discretion to disregard the defective service. Therefore, Defendant's Motion to Dismiss Alternative Writ of Mandamus
is hereby GRANTED.

     Because the court is dismissing the writ the court will not address the other issues presented on 4 May 2001. However, the court is prepared to rule on the issues if they are properly presented before the court once more.

     The court further finds that it is fair and equitable to award attorney fees to Defendant due to Relator's actions as described above. Therefore
Defendant shall be awarded attorney fees in this matter pursuant to ORCP 68 in an amount to be determined by the court. Ms. Arellano will please prepare the order.

     Dated: 30 June 2001

                                             /s/ Gregory L. Baxter
                                             ---------------------
                                             Gregory L. Baxter, Circuit Judge